Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, September 21, 2006

STAR BUFFET, INC. FILES FORM 10-Q
FOR SECOND QUARTER FY 2007

SCOTTSDALE, AZ — September 21, 2006 — Star Buffet, Inc. (NASDAQ: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its second quarter of fiscal 2007 ending August 14, 2006.  Following are the highlights:

Star Buffet, Inc. had revenues of $13.6 million and net income of $310,000, or $0.10 per share on a diluted basis of 3,179,116 of shares outstanding for the twelve weeks ended August 14, 2006 and revenues of $32.4 million and net income of $982,000, or $0.31 per share on a diluted basis of 3,150,038 of shares outstanding for the twenty-eight weeks ended August 14, 2006.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of September 21, 2006, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, four BuddyFreddys restaurants, four K-BOB’S Restaurants, two Holiday House restaurants, one JJ North’s Country Buffet restaurant, one Pecos Diamond Steakhouse restaurant and one Casa Bonita Mexican theme restaurant.

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